Exhibit 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

3.78% SENIOR NOTE, SERIES 2020A, DUE SEPTEMBER 15, 2040

No. R-1	September 15, 2020
$2,100,000	PPN 338135 E#9

FOR VALUE RECEIVED, the undersigned, Fitchburg Gas and Electric Light Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Massachusetts, hereby promises to pay to BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY, or registered assigns, the principal sum of TWO MILLION ONE HUNDRED THOUSAND DOLLARS (or so much thereof as shall not have been prepaid) on September 15, 2040 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.78% per annum from the date hereof, payable semiannually, on the 15th day of March and September in each year, commencing with the March 15 or September 15 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) without duplication with clause (a) above, to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.78% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in Charlotte, North Carolina as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Hampton, New Hampshire, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to, and subject to, the Note Purchase Agreement, dated as of September 15, 2020 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

FITCHBURG GAS AND ELECTRIC LIGHT COMPANY

By	/s/ Todd R. Diggins
Name: Todd R. Diggins
Title: Treasurer

SCHEDULE

Notes (including Omitted Notes)

$27,500,000 3.78% SENIOR NOTES, SERIES 2020A, DUE SEPTEMBER 15, 2040

PPN 338135 E#9

NAME OF REGISTERED PAYEE	IDENTIFYING NUMBER	PRINCIPAL AMOUNT
BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY	R-1	$2,100,000
METROPOLITAN LIFE INSURANCE COMPANY	R-2	$1,950,000
METROPOLITAN TOWER LIFE INSURANCE COMPANY	R-3	$1,950,000
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	R-4	$2,000,000
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	R-5	$3,000,000
LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK	R-6	$1,000,000
HARE & CO., LLC as nominee for Minnesota Life Insurance Company	R-7	$2,500,000
WELLS FARGO BANK N.A. FBO AMERICAN REPUBLIC INSURANCE COMPANY	R-8	$500,000
HARE & CO., LLC as nominee for Blue Cross and Blue Shield of Florida, Inc.	R-9	$500,000
WATERTHRUSH & CO. as nominee for Catholic Life Insurance	R-10	$500,000
BAND & CO as nominee for Catholic United Financial	R-11	$500,000
ELL & CO. as nominee for Royal Neighbors of America	R-12	$500,000
THRIVENT FINANCIAL FOR LUTHERANS	R-13	$4,000,000
MAC & CO., as nominee for Pacific Life Insurance Company	R-14	$4,000,000
UNITED OF OMAHA LIFE INSURANCE COMPANY	R-15	$2,500,000